Exhibit 11

During the 60 days preceding the filing of this Schedule 13D, the following Trusts have transferred Shares to Mr.  Phillips in private transactions as follows:

Date	Reporting Person	Number of Shares	Price per Share
11/03/2009	Trust 4	2,215	$ 7.8157
11/03/2009	Trust 5	2,215	$ 7.8157
11/03/2009	Trust 6	2,215	$ 7.8157
11/03/2009	Trust 7	2,216	$ 7.8157
11/03/2009	Trust 8	2,215	$ 7.8157
11/03/2009	Trust 9	2,216	$ 7.8157
11/03/2009	Trust 10	2,215	$ 7.8157
11/03/2009	Trust 11	2,215	$ 7.8157
11/03/2009	Trust 12	2,215	$ 7.8157
11/03/2009	Trust 13	2,215	$ 7.8157
11/03/2009	Trust 14	2,215	$ 7.8157
11/03/2009	R. Dean Phillips	24,367	$ 7.8157